Exhibit 10.5

MANUFACTURING AGREEMENT

This Manufacturing Agreement (hereinafter “Agreement”) is entered into by and between:

AXIS TECHNOLOGIES, INC., a Delaware corporation, with it principal place of business at 2055 South Folsom Street, Lincoln, Nebraska, 68522, and Shanghai Gold Lighting Co., Ltd. a Peoples Republic of China Company with its principal place of business at No. 218 Minhe Road, Shanghai, PRC 200070, with reference to the following facts:

A.	Shanghai Gold is engaged in the development, manufacture and sale of certain electrical energy saving products, including the Products defined in this Agreement;

B.	Axis wishes to source the Products from a qualified party and wishes to authorize such party to manufacture the Products for and to supply the Products exclusively to Axis.

C.	Manufacturer is willing to manufacture the Products and supply them to Axis and has represented to Axis that it has the requisite manufacturing facilities, personnel and expertise.

In consideration of the foregoing, the mutual promises set forth below and the mutual benefits to be derived therefrom, Axis and Manufacturer hereby agree as follows:

For purposes of this Agreement, the following terms shall have the meanings and definitions set forth below:

ARTICLE 1

Definitions

1.1           “Affiliate”: of a party shall mean any company or other business entity controlled by, controlling or under common control with Axis and Shanghai Gold. “Control” shall mean the direct or indirect ownership of more than fifty per cent (50%) of the voting rights or income interest in a company or other business entity or such other relationship as, in fact, constitutes actual control.

1.2           “Confidential Information” shall mean and include the Product Specifications, customer lists and all other trade secrets, know—how, data and other information not in the public domain that relate to, are embodied in or are associated with, the Products and/or the present or future products, technology, services, business, customers and/or affairs of Axis and Shanghai Gold. Confidential Information may be disclosed orally, in writing or in any other recorded or tangible form. Trade secrets, know—how, data and information shall be considered to be Confidential Information hereunder (a) if they have been marked as such; (b) if Manufacturer has been advised orally or in writing of their confidential nature; or (c) if, due to their character or nature, a reasonable person in a like position and under like circumstances as Manufacturer would treat them as confidential.

1.3           “Improvements and Modifications” shall mean any and all changes in the design or specifications of any of the Products including the addition of new features or capacities.

1.4           “Intellectual Property Rights” shall mean any and all trademarks, patents, licenses, copyrights and other proprietary rights owned or used by Axis and Shanghai Gold or its affiliates in connection with the Products.

1.5           “Product Specifications” shall mean and include any and all designs, drawings, blueprints, formulations, models, specifications, manufacturing data, techniques, processes, procedures, performance data, know—how and other technical information relating to the design, manufacture and/or operation of the Products, which are provided by Axis to Manufacturer for the purpose of manufacturing Products pursuant to this Agreement, or provided by Manufacturer to Axis for the purpose of confirming same to Axis.

1.6           “Third Party Right” shall mean and include any patent, copyright, trademark, trade secret or other proprietary right of any third person or entity in the Territory that conflicts with the activities contemplated under this Agreement.

1.7           “Trademarks” shall mean any and all trademarks, whether registered or not, owned or used by Axis for the Products and any and all trade names used by Axis and its affiliates in connection with the sale of the Products including, without limitation, any non—English language variants of such trademarks and tradenames.

ARTICLE 2

SUPPLY OF PRODUCTS

2.1           Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, Manufacturer agrees to sell to Axis, and Axis agrees to purchase from Manufacturer, such products as Axis may order from time to time.

2.2           Exclusive Supply. During the term of this Agreement, neither Manufacturer nor its employees or agents shall manufacture or supply the Products to any purchaser other than Axis. During the term of this Agreement, neither Manufacturer nor its employees or agents shall solicit business from any of Shanghai Gold’s existing customers of the Products or otherwise market the Products without Axis’s prior consent.

2.2(a)      Exclusive Manufacturing Rights. During the term of this Agreement, neither Axis nor its employees or agents shall purchase the Products from any manufacturer other than Shanghai Gold. During the term of this Agreement, neither Axis nor its employees or agents shall solicit manufacturing services of the Products by any manufacturer other than Shanghai Gold without Shanghai Gold’s prior consent.

2.3           Minimum Commitments. During the initial five—year term of this Agreement and each renewal term thereafter, Axis expects to purchase from Manufacturer, and Manufacturer shall supply to Axis, an amount of Products valued at no less than $ 1,500,000.00 (U.S. dollars) annually, based on the prices then in effect for the Products. At the request of Manufacturer, Axis shall prepare and submit to Manufacturer periodic forecasts of Product orders and requirements estimates for the Products. On the basis of such forecasts and Manufacturer’s performance under the Agreement, the parties shall periodically reassess the reasonableness of the minimum commitment. By mutual written consent, the parties may establish a new minimum commitment for any annual term, calendar quarter or other period in which the Agreement is in effect.

2.4           Independent Contractors. The parties agree that, in the performance of this Agreement they are and shall be independent contractors. Nothing herein shall be construed to constitute either party as the agent of the other party for any purpose whatsoever, and neither party shall bind or attempt to bind the other party to any contract or the performance of any obligation or represent to any third party that it has any right to enter into any binding obligation on the other party’s behalf.

ARTICLE 3

PROCESSING MID MANUFACTURE OF PRODUCTS

3.1           Product Specifications. Unless already in possession of Manufacturer, Axis shall promptly deliver to Manufacturer, or grant Manufacturer access to, copies of all data and documents embodying the product specifications required to permit Manufacturer to manufacture the Products. If the product specifications are improved, enhanced or otherwise revised by Axis or Shanghai Gold during the effective period of this Agreement, Axis or Shanghai Gold shall promptly provide each other a data package, which shall include all such revised product specifications. Thereafter, Manufacturer shall utilize all such revised product specifications. Thereafter, Manufacturer shall utilize all such revised product specifications in the manufacture of Products.

3.2           Sourcing of Parts, Components and Materials. Manufacturer shall purchase all parts, components and materials necessary to manufacture the Products ordered by Axis hereunder. Individual product labeling, coding, and packaging shall be provided by Manufacturer per Axis’ s specifications.

3.3           Production. The product specifications to be supplied by Axis or Shanghai Gold hereunder shall include data, know-how and other technical information concerning manufacturing procedures that have been used by Shanghai Gold or its representatives to manufacture the Products. Manufacturer may adopt any existing manufacturing processes or establish its own new production methods; provided, however, that Manufacturer shall employ proper equipment, machinery and production methods to ensure that the Products will at all times meet the production specifications.

3.4           Monitoring of Production. Upon reasonable notice and during Manufacturer’s regular hours of business, Axis (or its representatives) shall have the right to (a) examine Manufacturer’s purchasing records to determine whether parts, components and materials acquired for use in the Products have been purchased from approved vendors; (b) inspect work in progress to determine the adequacy of production methods and equipment employed by Manufacturer, and (c) conduct spot inspections of finished Products to verify that the Products have been manufactured in accordance with the product specifications. All representatives of Axis conducting such inspections shall comply with all applicable safety and security rules of Manufacturer.

3.5           Testing. The finished Products shall be tested by Manufacturer in accordance with procedures established by the parties from time to time. Axis shall assume responsibility for all required testing for code compliance and certification standards to promote and sell the product. Axis and Shanghai Gold shall design or contract all product tests and testing equipment and shall provide each other with all technical instruction and information necessary for the performance of Product testing.

ARTICLE 4

ORDER PROCEDURE AND SHIPMENT

4.1           Purchase Orders. All purchase orders shall be placed by Axis in writing and shall be subject to the terms and conditions set forth in this Agreement. Manufacturer shall acknowledge the receipt of and accept Axis’s purchase orders within ten (10) calendar days of receipt. Axis acknowledges that Manufacturer is producing Products solely at the order and direction of Axis and that, therefore, all purchase orders shall be non-cancelable.

4.2           Delivery Schedule and Inventory. Manufacturer shall use its best efforts to fill all purchase orders of Axis within sixty (60) calendar days after the receipt of Axis’s purchase orders.

4.3           Shipment. Manufacturer shall ship the Products in accordance with Axis’s instructions to the destination specified by Axis. Title to the Products and risk of loss shall pass from Manufacturer to Axis f.o.b. Manufacturer’s facility in Los Angeles, California, U.S.A. or at such other point of delivery designated in Axis’s purchase order. All freight and insurance charges and other costs, expenses, fees, duties, imposts, value—added taxes and charges of whatever kind or nature arising from the shipment of the Products to the destination specified by Axis shall be for Shanghai Gold’s sole account.

ARTICLE 5

PAYMENT OF OBLIGATIONS OF AXIS

5.1           Purchase Price. Axis shall purchase the Products at the prices set forth in Appendix A to this Agreement which may be amended by agreement of the parties from time to time. The parties acknowledge and agree that the prices set forth in Appendix A are intended to provide Manufacturer with a reasonable margin on profit on its manufacturing costs incurred in producing the Products and reimbursement for all non- recoverable national, provincial, municipal and other taxes (including sales, use, property or similar taxes assessable on or with respect to the Products or parts, materials and components thereof, but excluding taxes on the net income of Manufacturer), and all customs duties, imposts and similar charges incurred by Manufacturer in acquiring parts, materials and components of the Products.

5.2           Currency. Manufacturer shall invoice the purchase prices payable by Axis in United States of America dollars and Axis shall make payments in such currency.

5.3           Due Dates and Interest. Axis shall pay the total purchase price for each order per agreement between Shanghai Gold and Axis. Axis’s obligation to make payment to Manufacturer shall not be suspended by the failure of Axis’s customers to pay Axis for any shipment of Products. By. mutual written consent, the parties may establish payment due dates and interest for any annual term, calendar quarter or other period in which the Agreement is in effect.

5.4           Reporting. At all times during the term of this Agreement, Manufacturer shall maintain at its principal place of business full, complete and accurate books of account and records with regard to its activities under this Agreement, and to maintain compliance and certification to ISO 9002 standards. Upon reasonable advance notice, Manufacturer shall grant Axis access during regular business hours to Manufacturer’s books and records in order to allow Axis to verify, at its own expense, Manufacturer’s compliance with its obligations under this Agreement.

ARTICLE 6

WARRANTIES AND LIABILITIES

6.1.           Warranties. Manufacturer warrants that the Products, at the time of their delivery to the common carrier designated by Shanghai Gold or Axis will conform to the product specifications. Manufacturer shall promptly replace, at its own expense, any quantity exceeding one (1) percent of the total number of ballasts supplied on the related purchase order of defective or non-conforming Products supplied to Axis, provided Axis shall notify Manufacturer in writing upon discovery of any defect or non—conformity and provide Manufacturer a reasonable period of time in which to evaluate Axis’s claim. Axis is solely responsible for any replacement labor costs relative to warranty claims and defective products. MANUFACTURER’S OBLIGATION TO REPLACE NON-CONFORMING PRODUCTS AS PROVIDED IN THIS ARTICLE 6.1 IS THE SOLE AND EXCLUSIVE WARRANTY MADE BY MANUFACTURER WITH RESPECT TO THE PRODUCTS. ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED BY LAW, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT ARE HEREBY SPECIFICALLY EXCLUDED. UNDER NO CIRCUMSTANCES SHALL MANUFACTURER BE LIABLE FOR ANY DAMAGES INCLUDING, WITHOUT DAMAGES, RESULTING FROM, OR ATTRIBUTABLE TO, THE FAILURE OF ANY OF THE PRODUCTS TO CONFORM TO THE PRODUCT SPECIFICATIONS, UNLESS SUCH DAMAGES RESULT FROM MANUFACTURER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PERSONAL INJURY, CONCEALED DEFECTS THAT ARE NOT TEE RESULT OF DEFECTIVE PRODUCTS SUPPLIED BY SHANGHAI GOLD, OR ACTS WHICH VIOLATE THE PUBLIC OFFER AND GOOD MORALS OF AXIS

6.2           Insurance. Axis shall obtain and maintain during the term of this Agreement product liability insurance with respect to all casualties including, but not limited to, bodily harm and death caused by any defective Products. Such insurance shall be adequate in scope and coverage considering the potential liability exposure and shall include Manufacturer as an insured party.

ARTICLE 7

INTELLECTUAL PROPERTY RIGHTS

7.1           Ownership. Manufacturer acknowledges Axis and its affiliates’ exclusive right, title and interest in and to the intellectual property rights to all of North America and will not at any time do, or cause to be done, any act or thing impairing said rights. Manufacturer agrees that the intellectual property rights of Axis and its affiliates shall remain the exclusive property of such parties and that, except as specifically provided hereunder, Manufacturer shall not acquire any rights or interest in the intellectual property rights in North America.

7.2           Infringement. Axis represents and warrants to Manufacturer that it has no knowledge of any claim that the performance by Manufacturer of its obligations under this Agreement will result in the infringement of any third party right.

7.3           Cooperation. Manufacturer shall promptly notify Axis (1) of any claims or objections that the performance of its obligations under this Agreement may or will infringe any third party rights; and (2) of any and all infringements, imitations, illegal use or misuse by any person or entity of the intellectual property rights which come to its attention; provided, however, that Manufacturer will not take any legal action relating to the protection of the intellectual property rights without the prior written approval of Axis; provided further that Manufacturer shall render Axis all reasonable assistance in connection with any matter pertaining to the protection of the intellectual property rights whether in the courts, administrative agencies or otherwise.

7.4           Improvements and Modifications. Manufacturer agrees that any and all improvements and modifications to the intellectual property rights or the product specifications will be deemed part of the intellectual property rights or product specifications to be used by Manufacturer in the manufacture of Products and will constitute the property of Axis or an affiliate. At the request of Axis, Manufacturer will execute such documents and take such other steps as may be required to perfect and protect Axis’s or an affiliate’s proprietary rights in and to such improvements and modifications including those improvements and modifications that may be developed at Manufacturer’s facility during the term of this Agreement which shall be the property of Axis or an affiliate.

ARTICLE 8

CONFIDENTIAL INFORMATION

8.1           Ownership. Axis and Shanghai Gold, at their sole discretion, shall disclose to each other certain confidential information to enable Manufacturer to perform its obligations under this Agreement. Without obtaining each other’s prior written consent, Axis or Manufacturer shall neither copy nor duplicate any such confidential information by any means or technique. All files, lists, records, documents, drawings, specifications, equipment and tapes delivered to or received from Manufacturer which incorporate or refer to all or a portion of the confidential information shall remain the sole property of Axis and Shanghai Gold, and Manufacturer and Axis shall have possession of such property solely on a loan for use basis. Manufacturer shall return to Axis, and Axis shall return to Manufacturer, any and all documents of any type which contain confidential information and shall destroy any copies thereof upon the termination of this Agreement except that Manufacturer and Axis may retain such records pertaining to Products manufactured for Axis as may be required under any applicable laws and/or regulations. All intellectual property rights will remain unchanged upon the termination of this Agreement, unless otherwise mutually agreed upon in writing by Axis and Shanghai Gold.

8.2           Confidentiality. Manufacturer shall keep all confidential information segregated from other materials in its control so as to maintain the confidentiality of Axis and Shanghai Gold’s materials and shall not allow any samples of those materials to be used or examined by any person not under its direct supervisory control for any purpose. Manufacturer shall neither disclose nor facilitate disclosure of the confidential information except to its representatives with a need to know and shall not otherwise exploit and/or jeopardize the secrecy and value of the confidential information. Manufacturer shall establish appropriate employment policies.

8.3           Exceptions. The provisions of this Article 8 shall not apply to data and information supplied by Axis if they (1) were already known by Manufacturer, prior to disclosure; (2) have come into the public domain without breach of confidence by the Manufacturer, its representatives or any other person; (3) were received by the Manufacturer from a third party without restrictions on their use in favor of the disclosing party; or (4) are required to be disclosed pursuant to any statutory requirements or court order; provided, however, that Manufacturer shall have the burden of establishing any of the above exceptions.

ARTICLE 9

INDEMNIFICATION

9.1           By Shanghai Gold: Shanghai Gold agrees to defend, indemnify and hold Axis harmless against any and all actions, claims, losses, liabilities and damages (collectively referred to as “Claims” and including, but not limited to, any special, incidental or consequential damages such as economic losses, legal expenses, reasonable attorneys’ fees and liability for property damage, bodily injury and death), incurred by Axis, its suppliers, agents, employees and/or contractors or by any other third party if such Claims result from, arise out of or in connection with:

(a)            Design Defects. Any defect of the Products caused by their faulty design or inaccurate or incomplete Product specifications;

(b)            Violation of Laws. Any violation by Shanghai Gold of the laws and regulations applicable to the manufacture and sale of the Products;

(c)            Acts and Omissions. Any fault or intentional or negligent act or omission by Shanghai Gold or its employees; and

(d)            Intellectual Property Law. Any infringement of third party rights based on the distribution and sale of the Products.

9.1(a) By Axis: Axis agrees to defend, indemnify and hold Shanghai Gold harmless against any and all actions, claims, losses, liabilities and damages (collectively referred to as “Claims” and including, but not limited to, any special, incidental or consequential damages such as economic losses, legal expenses, reasonable attorneys’ fees and liability for property damage, bodily injury and death), incurred by Shanghai Gold, its suppliers, agents, employees and/or contractors or by any other third party if such Claims result from, arise out of or in connection with:

(a)            Violation of Laws. Any violation by Axis of the laws and regulations applicable to the manufacture and sale of the Products;

(b)            Acts and Omissions. Any fault or intentional or negligent act or omission by Axis or its employees; and

(c)            Intellectual Property Law. Any infringement of third party rights based on the distribution and sale of the Products.

9.2           Defense of Claims. If any claims shall be brought against either party as to which this indemnification applies, each party shall, as soon as reasonably practicable, inform the other thereof and the indemnifying party and/or its insurers shall assume direction and control of the defense against such claim including, without limitation, the settlement thereof at the sole option of the indemnifying party or its insurer. Either party may, at its option and expense, have its own counsel participate in any proceeding which is under the direction and control of the indemnifying party. The indemnified party shall cooperate with the indemnifying party and its insurer fn the disposition of any such matters.

ARTICLE 10

COMPLIANCE WITH GOVERNING LAW

10.1         General Compliance. Each party shall at all times and at its own expense (a) strictly comply with all applicable laws, rules, regulations and governmental orders, now or hereafter in effect, relating to its performance of this Agreement; (b) pay all fees and other charges required by such laws, rules, regulations and orders; and Cc) maintain in full force and effect all licenses, permits, authorizations, registration and qualifications from all applicable governmental departments and agencies to the extent necessary to perform its obligations hereunder.

10.2         U.S. Export Control Requirements. Without limiting the generality of Article 10.1 hereof, the parties specifically acknowledge that each Product and all technical data (as defined in 15 C.F.R. Part 779 of the Export Administration Regulations) related to each Product (the “technical data”) are subject to the United States export controls, pursuant to the Export Administration Regulations, 15 C.F.R.R. Parts 768—799. The parties shall comply strictly with all requirements of the Export Administration Regulations and all licenses and authorizations issued thereunder with respect to the export and/or re-export of each Product and all technical data and shall fully cooperate with each other in securing the necessary export licenses and authorizations required thereby.

ARTICLE 11

TERM AND TERMINATION

11.1         Term. This Agreement shall enter into full force and effect as of the date of signing and shall remain in effect for a period of five (5) years unless terminated in accordance with this Article 11. This Agreement shall be automatically renewed for successive periods of one (1) year, unless one of the parties hereto provides the other party with written notice of non—renewal at least ninety (90) calendar days prior to the end of the initial term of this Agreement of any renewal term thereof.

11.2         Termination. This Agreement may be terminated in the following circumstances:

(a)            Axis may terminate this Agreement immediately upon notice of termination to Manufacturer if Manufacturer breaches or defaults under any of its obligations set forth in Articles 7 or 8 hereof.

(b)            Shanghai Gold may terminate this Agreement immediately upon notice of termination to Axis if Axis breaches or defaults under any of its obligations set forth in Articles 7 or 8 hereof.

(c)            In the event of any other material breach of, or material default under, this Agreement by Axis or Manufacturer, the non—breaching or non—defaulting party shall give the other party notice of such breach or default, specifically delineating the nature of such breach or default and the action required to cure it. The other party shall have a period of ninety (90) days from the date of receipt of such notice within which to cure the breach or default. In the event of failure to cure, this Agreement may be terminated by notice of the non—breaching or non—defaulting party’s election to terminate to the other party.

(d)            Axis or Shanghai Gold, upon mutual agreement only, may terminate this Agreement at any time, without cause, upon ninety (90) days notice of termination to each other.

ARTICLE 12

CONSEQUENCES OF TERMINATION

12.1         Termination of Product Manufacturing. Upon termination of this Agreement for any reason, Manufacturer shall immediately terminate production of the Products and all use of the product specifications and intellectual property rights, unless otherwise allowed in writing from Axis.

12.2         Confidential Information. Upon the termination of this Agreement for any reason, Manufacturer shall, at the request of Axis, promptly return to Axis or its designated representative or otherwise dispose of as Axis may instruct, all materials that contain confidential information in written, recorded or other tangible form (other than correspondence between Axis and Manufacturer) which Manufacturer may have in its possession, custody or under its direct or indirect control.

12.3         Outstanding Payments. The termination of this Agreement shall not release Axis from its obligation to pay any sums then owing to Manufacturer or from the obligations to perform any other duty or to discharge any other liability that has been incurred prior thereto. Subject to the foregoing, however, neither party shall, by reason of the expiration or termination of this Agreement, be liable to the other for compensation or damages on account of the loss of present or prospective profits on sales or anticipated sales, or expenditures, investments or commitments made in connection therewith. Manufacturer hereby waives all rights to compensation which Manufacturer might otherwise be entitled to receive under applicable law upon expiration or termination of this Agreement.

12.4         General Effect. Notwithstanding the termination of this Agreement, Manufacturer shall continue to abide by the terms of its obligations under Article 7, 8, 9 and 10 herein.

ARTICLE 13

GENERAL PROVISIONS

13.1         Non—Transferability. Except as specifically provided in
this Agreement, Manufacturer shall not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Axis. In the event that either party is purchased by another party, all provisions under the terms of this agreement shall remain in effect.

13.2         Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings and communications between the parties with respect to the subject matter hereof. No modifications or amendment of this Agreement shall be binding upon a party unless in writing and executed by a duly authorized representative of that party.

13.3         Waiver. The failure of either party to assert any of its rights hereunder including, but not limited to, the right to terminate this Agreement for cause, shall not be deemed to constitute a waiver by that party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

13.4         Force Majeure. If either party is unable to fulfill any of its obligations under this Agreement because of any natural calamity, act of God, labor difficulty, act of public enemy, war, riot, embargo, rebellion, invasion, insurrection, disruption of utilities, act or omission of government of similar cause beyond the reasonable control of such party, other than an obligation to pay money (collective, “Force Majeure Event”), the party so affected shall immediately notify the other party and shall do everything possible to resume performance. Upon the other party’s receipt of such notice, the obligations of the party affected by such Force Majeure Event shall be suspended until performance can be resumed.

 If the period of non-performance exceeds ninety (90) days from the receipt of such notice, either party may terminate this Agreement upon notice to the other party. Termination pursuant to this Article 13.4 shall not be deemed a breach of, or default under, this Agreement by either party, but shall not extinguish any rights accrued or obligations owed prior to the occurrence of the Force Majeure Event.

13.5         Notices. Unless specified to the contrary by the parties, all notices, purchase orders, statements and other communications between the parties shall be sent by registered mail, postage prepaid and return receipt requested, or by facsimile, addressed as follows:

If to Axis Technologies:	Axis Technologies Inc.
2055 5. Folsom Street
Lincoln, NE 68522

Phone:	402 476—6006
Facsimile:	866 458—9881
Email:	info@axistechnologyinc.com
Attention:	Mr. Jim Erickson
Mr. Kip Hirschbach
Mr. Mark Gruenewald

If to Manufacturer:	Shanghai Gold Lighting Co. Ltd.
NO. 218 Minhe Road
Shanghai, PRC 200070

Facsimile:	86—21—65104686
Attention:	Mr. Zheng Di

All notices, purchase orders, statements and other communications shall be deemed received: (1) if sent by registered mail ten days after the date of mailing; and (2) if sent by facsimile 24 hours after the date and time of transmission.

ARTICLE 14

GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and interpreted in accordance with the laws of California excluding its rules governing conflicts of laws. All disputes arising out of or in connection with this Agreement shall be submitted to the State of California, which shall have jurisdiction to adjudicate such disputes. Axis and Manufacturer hereby expressly consent to the jurisdiction of such court.

The prevailing party in any legal proceeding brought by one party against the other and arising out of or in connection with this Agreement shall be entitled to recover its legal expenses including court costs and reasonable attorneys’ fees incurred in such proceeding.

IN WITNESS HEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on this _________ day of ___________________, 19___.

By Axis Technologies Inc.	By Shanghai Gold Lighting Co. Ltd.

/s/ Jim Erickson	/s/ Zheng Di
Jim Erickson	Zheng Di, Director & General Mgr.

/s/ Kip Hirschbach
Kip Hirschbach

/s/ Mark Gruenewald
Mark Gruenewald